Exhibit 3.58

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 12/20/1999
991550112 – 2572956

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIELSEN MEDIA RESEARCH, INC.

It was incorporated on January 2, 1996 under the name of COGNIZANT CORPORATION.

FIRST: The name of the Corporation is Nielsen Media Research, Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.0l per share.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: (1) To the fullest extent permitted by the laws of the State of Delaware:

(a) The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, if a director or officer of the Corporation, by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for and against all expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(b) The Corporation shall promptly pay expenses incurred by (i) any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article EIGHTH, Section 1 or (ii) any person whom the Corporation has determined to indemnify pursuant to the third sentence of subsection (a) of this Article EIGHTH, Section 1, in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

(c) The Corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article EIGHTH, Section 1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article EIGHTH, Section 1 or otherwise.

(d) The provisions of this Article EIGHTH, Section 1 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article EIGHTH, Section 1 shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article EIGHTH, Section 1 and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect the rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article EIGHTH, Section 1 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article EIGHTH, Section 1 shall be neither exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to the actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article EIGHTH, Section 1 shall be made to the fullest extent permitted by law.

(e) For purposes of this Article EIGHTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participant or beneficiaries.

(2) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Nielsen Media Research, Inc. does hereby further certify that this Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the GCL.

IN WITNESS WHEREOF, Nielsen Media Research, Inc. has caused this certificate to be signed by a duly authorized officer of the Corporation, this 18th day of November, 1999.

NIELSEN MEDIA RESEARCH, INC.

/s/ Thomas A. Mastrelli
Name: Thomas A. Mastrelli
Title: Sole Director

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 1/23/2001
010036608 – 2572956

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

*****

NIELSEN MEDIA RESEARCH, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the Corporation is National Corporate Research, Ltd. and the present registered office of the Corporation is in the County of Kent.

The Board of Directors of Nielsen Media Research, Inc. adopted the following resolution on the 9th day of January, 2001.

Resolved, that the registered office of Nielsen Media Research, Inc. in the State of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, Nielsen Media Research, Inc. has caused this statement to be signed by Stephen J. Bonatti, its Senior Vice President and Secretary, this 9th day of January, 2001.

/s/ Stephen J. Bonatti
Stephen J. Bonatti
Senior Vice President and Secretary

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Nielsen Media Research, Inc., and the name of the corporation being merged into this surviving corporation is Nielsen Ventures, Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Nielsen Media Research, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on November 4, 2005.

SIXTH: The Agreement of Merger is on file at 770 Broadway, New York, NY 10003, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 2nd day of November, A.D., 2005.

By:	/s/ Frederick A. Steinmann, VP
Authorized Officer

Name:	Frederick A. Steinmann
Title:	Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:54 AM 11/02/2005
FILED 11:54 AM 11/02/2005
SRV 050894878 – 2572956 FILE